UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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the Securities Exchange Act of 1934 (Amendment No.     )

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This Schedule 14A filing consists of the transcript of MYR Group Inc.’s (“MYR Group”) earnings conference call held on March 3, 2016 for its fourth quarter ended December 31, 2015.

About MYR Group Inc.

MYR Group is a leading specialty contractor serving the electrical infrastructure market throughout the United States and Canada, and has the experience and expertise to complete electrical installations of any type and size. MYR Group’s comprehensive services on electric transmission and distribution networks and substation facilities include design, engineering, procurement, construction, upgrade, maintenance and repair services. MYR Group’s transmission and distribution customers include investor-owned utilities, cooperatives, private developers, government-funded utilities, independent power producers, independent transmission companies, industrial facility owners and other contractors. MYR Group also provides commercial and industrial electrical contracting services to general contractors, commercial and industrial facility owners, local governments and developers generally throughout the western and northeastern United States. For more information, visit myrgroup.com.

Forward-Looking Statements

Various statements in this communication, including those that express a belief, expectation, or intention, as well as those that are not statements of historical fact, are forward-looking statements. The forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenue, income, capital spending, segment improvements and investments. Forward-looking statements are generally accompanied by words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “objective,” “outlook,” “plan,” “project,” “likely,” “unlikely,” “possible,” “potential,” “should” or other words that convey the uncertainty of future events or outcomes. The forward-looking statements in this communication speak only as of the date of this communication; we disclaim any obligation to update these statements (unless required by securities laws), and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. No forward-looking statement can be guaranteed and actual results may differ materially from those projected. Forward-looking statements in this communication should be evaluated together with the many uncertainties that affect MYR Group’s business, particularly those mentioned in the risk factors and cautionary statements in Item 1A of MYR Group’s most recent Annual Report on Form 10-K, and in any risk factors or cautionary statements contained in MYR Group’s Quarterly Reports on Form 10-Q or Current Reports on Form 8-K.

Additional Information

MYR Group, its directors and certain of its executive officers may be deemed to be participants in the solicitation of proxies from MYR Group stockholders in connection with the matters to be considered at MYR Group's 2016 Annual Meeting. On February 26, 2016, MYR Group filed a preliminary proxy statement with the U.S. Securities and Exchange Commission (the "SEC") in connection with the solicitation of proxies from MYR Group stockholders for MYR Group’s 2016 Annual Meeting. Prior to the 2016 Annual Meeting,MYR Group will furnish a definitive proxy statement to MYR Group stockholders. MYR GROUP STOCKHOLDERS ARE STRONGLY ENCOURAGED TO READ ANY SUCH PROXY STATEMENT AND ACCOMPANYING WHITE PROXY CARD WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Information regarding the ownership of MYR Group's directors and executive officers in MYR Group securities is included in their SEC filings on Forms 3, 4 and 5. More detailed information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the definitive proxy statement and other materials to be filed with the SEC in connection with MYR Group's 2016 Annual Meeting. Information can also be found in MYR Group's most recent Annual Report on Form 10-K and in MYR Group’s preliminary proxy statement for the 2016 Annual Meeting. Stockholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by MYR Group with the SEC for no charge at the SEC's website at www.sec.gov. Copies will also be available at no charge at MYR Group's website at www.myrgroup.com or by writing to our Corporate Secretary, at MYR Group Inc., 1701 Golf Road, Suite 3-1012, Rolling Meadows, Illinois 60008-4210.

Contact

Investors:

Betty R. Johnson

Chief Financial Officer

847-290-1891

investorinfo@myrgroup.com

Tom Ball / John Ferguson

Morrow & Co., LLC

203- 658-9400

Media:

Matt Sherman / Barrett Golden / Adam Pollack

Joele Frank, Wilkinson Brimmer Katcher, 212-355-4449

MYR GROUP inC. NASDAQ: myrg

MYRg q4 2015 earnings call

EDITED TRANSCRIPT

THURSDAY, MARCH 3, 2016 / 9:00 AM EST

CORPORATE PARTICIPANTS

William A. Koertner – MYR Group Inc. - Chairman, President and Chief Financial Officer

Betty R. Johnson – MYR Group Inc. - Senior Vice President, Chief Financial Officer and Treasurer

Richard S. Swartz – MYR Group Inc. - Senior Vice President and Chief Operating Officer

Philip Kranz – Dresner Corporate Services - Vice President, Investor Relations

CONFERENCE CALL PARTICIPANTS

Tahira Afzal – KeyBanc Capital Markets

Adam Thalhimer – BB&T Capital Markets

John Rogers – D. A. Davidson & Co.

Dan Mannes – Avondale Partners, LLC

Min Cho – FBR & Co.

William Bremer – Maxim Group

PRESENTATION

Operator

Good morning, everyone, and welcome to the MYR Group fourth-quarter 2015 earnings results conference call. Today's conference is being recorded.

At this time for opening remarks and introductions, I would like to turn the conference over to Philip Kranz of Dresner. Please go ahead, sir.

Introduction

Philip Kranz – Dresner Corporate Services - Vice President, Investor Relations

Thank you, and good morning, everyone. I'd like to welcome you to the MYR Group conference call to discuss the Company's fourth-quarter results for 2015.

Joining us on today's call are Bill Koertner, Chairman, President and Chief Executive Officer; Betty Johnson, Senior Vice President, Chief Financial Officer and Treasurer; and Rick Swartz, Senior Vice President and Chief Operating Officer.

If you did not receive this morning’s press release, please contact Dresner Corporate Services at 312-726-3600 and we will send you a copy, or you can go to www.myrgroup.com, where a copy is available under the Investor Relations tab.

Also, a replay of today's call will be available until Thursday, March 10th, 2016 at 11:59 p.m. Eastern time, by dialing (855) 859-2056 or (404) 537-3406 and entering conference ID 29114629.

Before we begin, I want to remind you this discussion may contain forward-looking statements. Any such statements are based upon information available to MYR management as of this date, and MYR assumes no obligation to update any such forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements.

Accordingly, these statements are no guarantee of future performance. These risks and uncertainties are discussed in the Company’s Annual Report on Form 10-K for the year ended December 31st, 2015 and in this morning’s press release.

Certain non-GAAP financial information will be discussed on the call today. A reconciliation of this non-GAAP information to the most comparable GAAP measure is set forth in this morning’s press release.

With that said, let me turn the call over to Bill Koertner.

William A. Koertner – MYR Group Inc. - Chairman, President and Chief Financial Officer

Thanks, Phil. Good morning, everyone. Welcome to our fourth quarter and full year 2015 conference call to discuss financial and operational results. I'll start by providing a brief summary of the fourth quarter and full year results, and then turn the call over to Betty Johnson, our Chief Financial Officer, for a more detailed financial review. Following Betty's discussion, Rick Swartz, our Chief Operating Officer, will provide an overall industry outlook and discuss some of MYR's opportunities going forward. I will then conclude with some closing remarks and open the call up for your comments and questions.

I'm pleased to report that 2015 marked the first time in MYR Group’s history that annual revenues exceeded $1 billion, a 12.5% increase.

Also of note, our year-end 2015 backlog increased 4% compared to the prior year, which is the direct result of our efforts to expand our business both organically and through acquisitions. This also represents an increase in backlog for seven of the last eight quarters.

Throughout 2015, we supported customers in our existing markets and focused on executing our three-pronged strategy for capital allocation for organic growth, acquisitions and capital returns. These initiatives, which have expanded our business throughout North America, further solidified our position as a top industry performer, and contributed towards adding shareholder value.

First, we grew organically by establishing six additional offices in promising new U.S. markets including California, Kansas, Colorado, Nevada, Texas and Washington State. We also opened two Canadian offices and received our first major project award in Manitoba. All of these offices are staffed with local management talent who have established customer relationships as well as first-hand knowledge of local labor and market conditions. We will continue to explore opportunities for organic growth in markets that align with our core capabilities and that are viable, long-term investments.

Second, we acquired two companies in 2015. E.S. Boulos, which we acquired in April, has a long history of performing quality work safely and in a cost-effective manner throughout the region it serves, and has expanded both our T&D and C&I capabilities throughout the Northeast. High Country Line Construction, which we acquired in November, strengthened our position to capture new T&D projects throughout the West and Midwest. Importantly, both of these acquisitions met our long-term investment return thresholds and have management teams and businesses that are compatible with MYR’s values and culture. Looking forward, we will pursue additional acquisitions that meet our criteria as we position MYR Group for future growth.

In addition to pursuing organic growth and acquisitions, our Board considers capital returns as an important value driver for shareholders. I’m pleased to report that in 2015 we returned $27 million of capital to shareholders through our share repurchase program. Additionally, in February, our Board again increased the share repurchase program to $142.5 million, extended it through April 2017, and approved certain provisions to potentially accelerate the pace of share repurchases. These moves reflect the Board’s confidence in the Company’s long-term strategy and its belief that at current levels, our stock represents an attractive investment opportunity.

We intend to remain disciplined in our approach towards allocating capital. MYR has operated as a public company for eight years. During that eight-year period from 2008 through 2015, we have a strong record of operational excellence and have delivered consistent returns to our shareholders, with positive earnings and book value growth in each and every year through good and bad markets. Further, MYR has not experienced a financial statement re-statement; nor have we had any impairment charges, discontinued operation charges, or extraordinary losses to report during this period. We believe that our track record is strong evidence of our disciplined approach to managing shareholder capital wisely.

Our Board and management team regularly review the Company’s business and capital allocation to ensure MYR Group is best positioned for growth and value creation. The decision to increase the size and pace of the share repurchase authorization and implement new financing strategies followed such a review. The Board worked with outside advisors and also considered the feedback we have received from a number of our shareholders.

We have spoken with numerous shareholders about the Company’s strategies. These have been productive conversations. During most of these discussions, shareholders emphasized long-term value creation and indicated support for the actions we are taking to contribute towards that objective. We believe our shareholders recognize that we have a strong record of directing capital to investments that generate the greatest returns.

This is evidenced by MYR Group’s outstanding performance as compared to many of its peers on fundamental financial metrics such as return on assets, return on invested capital, and return on equity, as well as pre-tax income and revenue growth. This performance demonstrates our focus on strategic execution and long-term value creation. It also reinforces our belief in the Company’s strategic plan.

We strengthened our executive leadership team and Board of Directors this year through the appointment of Ken Hartwick and Don Lucky as new independent directors, both of whom have extensive industry experience as well as considerable international experience. In addition, Betty Johnson transitioned from her role as an MYR Group board member to become our Chief Financial Officer. She brings broad industry insight, knowledge and a hands-on approach to further enhance our growth strategy.

As most of you know, the Company received a letter in December from Engine Capital, recommending our Board undertake an evaluation of the sale of the Company or a levered recapitalization. Since that time, we have received other emails and letters from Engine Capital advocating for its proposed changes, including a letter on January 6 notifying the Company of Engine Capital’s intentions to nominate three individuals to stand for election to our Board of Directors at our next annual shareholders meeting. In mid-January, Ken Hartwick, one of our independent directors, and I, met with the principal of Engine Capital in New York to gain a better understanding of its position. A few weeks later, our attorney contacted Engine Capital’s attorney, offering to enter into a settlement agreement that would include the addition of one of Engine Capital’s nominees, or a mutually-agreed-upon independent nominee, to our Board. Engine Capital rejected this offer. We are disappointed that Engine Capital rejected our Board’s offer. However, our Board remains open to reaching an agreement that serves the best interests of the Company and all of the Company’s shareholders.

We remain open-minded about the options available to deliver on our value creation objectives. However, we do not believe that a sales process, at this time, is in the best interest of MYR Group shareholders. While a sale might provide an immediate return, we do not believe it will maximize our shareholders' long-term return in the current environment. We believe there are multiple factors that could limit the effectiveness of a sales process at this time. These factors include the current volatility in equity markets which is clouding market values; stress in the credit markets, which can impact the availability and cost of debt financing, and, in a depressed market, as well as headwinds across the transmission market as a whole. Selling with lots of underlying uncertainty rarely delivers full value to anyone but the buyer in such markets.

We are well-positioned fundamentally to successfully manage and grow through the current cycle, and do not need to rely on a forced sales process to preserve and maximize shareholder value. Given all of these considerations, we believe a sale, at this time, is not in the best interest of MYR Group shareholders.

We want everyone on this call to know that we value input from all stockholders -- including Engine Capital. You can also be assured that all such input is shared with our Board of Directors. Our Board is committed to maximizing long-term shareholder value. There have been many rumors circulating about MYR over the last couple of months. We will not be commenting on these rumors on this call. The focus of this call is to explain our financial results and to discuss the outlook for MYR and the industry.

Now, Betty will provide details on fourth-quarter and full-year 2015 financial results.

Betty R. Johnson – MYR Group Inc. - Senior Vice President, Chief Financial Officer and Treasurer.

Thank you, Bill, and good morning, everyone.

Our fourth-quarter 2015 revenues were $271.2 million, which represented a $20.2 million or 8.1 % increase compared to the same period of 2014. The increase was primarily due to geographic expansion and acquisitions, which contributed to both the T&D and the C&I segments. This growth was partially offset by a decline in revenue from large, multi-year projects. Our last three quarters were the highest three revenue quarters in the history of MYR.

Compared to the 2014 fourth-quarter, T&D revenues increased $10 million, or 5.2%, to $201.2 million. C&I revenues increased $10.2 million, or 17%, to $70 million. The breakdown of T&D for the fourth quarter of 2015 is $144.1 million for transmission and $57.1 million for distribution.

Our overall gross profit in the fourth quarter of 2015 was $32.6 million compared to $42.1 million in the fourth quarter of 2014. The decrease in gross profit was primarily due to the lower gross margins, offset by higher revenues.

The gross margin was 12% in the fourth quarter of 2015 compared to 16.8 % in the same quarter of 2014. Although an improvement over the last two quarters, margins were negatively impacted by underperforming jobs due to labor productivity below previous estimates, primarily due to weather and project constraints. These margin impacts had a 0.9% negative impact on the fourth quarter of 2015 gross margin. The impact of those underperforming jobs was partially offset by improved fleet utilization.

The unusually high margin of 16.8% in the fourth quarter of 2014 presented a very tough comparison for the current quarter. As we’ve previously reported, the fourth quarter of 2014 benefited from the successful execution and closeout of several large, multi-year transmission projects, and included the resolution of significant change orders and claims, which had a 3.5% positive impact on the fourth quarter of 2014 gross margins.

Fourth-quarter 2015 SG&A expense was $22.7 million compared to $19.6 million in the fourth quarter of 2014. The $3.1 million increase was due to the reversal of a $2.3 million legal reserve in the fourth quarter of 2014, $1.4 million associated with an executive transition, and higher personnel and overhead costs to support our organic and acquisition geographic market expansion, partially offset by lower bonuses and profit sharing costs. SG&A as a percentage of revenue was 8.4 % for the fourth quarter of 2015, up from 7.8 % for the fourth quarter of 2014.

Fourth-quarter 2015 EBITDA was $20.1 million compared to 31.1 million for the fourth quarter of 2014. Our provision for income taxes decreased to $4.1 million for the fourth quarter of 2015 compared to $8.2 million in the same quarter of 2014. Our effective tax rate for the fourth quarter of 2015 was 40.8 % compared to 36.6 % in the fourth quarter of 2014. The increase in the effective tax rate was primarily caused by the year-to-date changes in the mix of business between states and the impact of the foreign rate differential.

Fourth-quarter 2015 net income was $5.9 million, or 29 cents per diluted share, compared to $14.1 million, or 66 cents per diluted share, in the fourth quarter of 2014.

Shifting now to our full-year 2015 results, revenue increased $117.7 million or 12.5 % to $1.062 billion compared to $944 million for the full year of 2014. The increase was primarily the result of an increase in the number of jobs of all sizes, organic growth into new geographic markets, and from the acquisition of E.S. Boulos. The increase was partially offset by a decline in large, multi-year transmission projects. As Bill noted earlier, 2015 was a record for us and the first time we topped $1 billion.

Our overall gross profit in the full year of 2015 was $122.3 million compared to $132.4 million in the full year of 2014 due to lower gross margin, partially offset by our higher revenue volume. Gross margin decreased to 11.5 % versus 14 % in the full year of 2014. The decline in our gross margin in the full year of 2015 was partially -- was primarily due to favorable closeouts on several large, multi-year transmission projects in the full year of 2014. In the full year of 2015, bid margins were lower due to increased competition in many of our markets and an increase in the number of shorter-duration projects. Additionally, certain jobs underperformed in the full year of 2015 due to labor productivity below previous estimates as a result of excessive labor turnover, rework on certain jobs, and severe weather conditions in some of our markets. Changes in estimates of gross profit on certain jobs resulted in a 0.5 % increase in gross margin in the full year of 2015 compared to a 1.9 % increase in the full year of 2014.

SG&A expenses for the full year of 2015 were $79.2 million compared to $73.8 million in 2014. The $5.4 million increase was primarily due to higher personnel and overhead costs to support our organic and acquisitive geographic market expansion, the reversal of a $2.3 million legal reserve in the fourth quarter of 2014, $1.4 million associated with an executive transition, and costs associated with the E.S. Boulos and High Country Line acquisitions, partially offset by lower bonus and profit sharing costs. Acquisition costs and start-up costs for organic geographic growth were in the $3 million to $4 million range in 2015. SG&A as a percentage of revenues was 7.5 % for 2015, down from 7.8 % in 2014.

EBITDA declined to $83 million, or $3.95 per diluted share for the full year of 2015 compared to $92 million or $4.29 per diluted share for the full year of 2014.

Net income for the full year of 2015 was $27.3 million compared to net income of $36.5 million in the full year of 2014. Diluted earnings per share were $1.30 for the full year of 2015, compared to $1.69 for the full year of 2014.

In the full year of 2015 we invested $46.6 million in property, plant and equipment, $4.6 million of which was to purchase real estate while the remaining was mainly to acquire fleet assets. We expect our total 2016 capital expenditures will be lower than the last few years as we look to expand our fleet through an increased use of alternative financing approaches, such as leasing.

Total backlog at December 31, 2015 was $450.9 million, consisting of $323.6 million in the T&D segment and $127.3 million in the C&I segment. Total backlog as of December 31, 2015 increased by $25.8 million from the $425.1 million reported at September 30th, 2015, an increase of 6.1%. This quarter represents the seventh quarter increase in the last eight quarters in our backlog. T&D backlog at December 31, 2015 increased $27.9 million, or 9.5%, while C&I backlog decreased $2.1 million, or 1.7%, from September 30th, 2015.

Moving to the balance sheet, stockholders’ equity increased $7.3 million to $329.9 million at December 31, 2015 in spite of significant share repurchases.

At December 31, 2015, we had approximately $39.8 million in cash and cash equivalents, no outstanding funded debt, and $155.7 million in availability under our credit facility.

For the twelve months ended December 31, 2015, our return on equity was 8.5% and our return on invested capital, or ROIC, was 11.3%. You should note that we modified the numerator in our calculation of our ROIC to reflect EBIT, net of taxes, instead of net income. The impact was just 20 basis points, but we feel this is a better measure of our results by excluding the impact of financing cost. The details of that calculation can be found in today’s earnings release.

As it relates to our share repurchase program, in the full year of 2015, we purchased approximately 1.2 million shares of our common stock. On December 10th, 2015, we increased the capacity of the program by $25 million. We further amended the program on February 10th, 2016, increasing the capacity by $75 million to $142.5 million, updating its provisions to accelerate the pace of repurchases, and extending the program through April 30th, 2017. Through March 1st, 2016 we had purchases of 582,000 shares in 2016 for $11.5 million, leaving $88.3 million of availability under the program.

I’ll now turn the call over to Rick, who will provide an overall industry outlook and our view of MYR Group’s opportunities.

Richard S. Swartz – MYR Group Inc. - Senior Vice President and Chief Operating Officer

Thanks, Betty, and good morning, everyone.

Throughout the fourth quarter, bidding activity was strong in both our T&D and C&I segments as we pursued opportunities in our existing and newly-established markets. We executed a variety of projects and further refined our skills and processes related to successful project delivery, safe work performance, and client satisfaction.

Operationally, our T&D and C&I segments successfully completed and executed a number of high-profile projects throughout the U.S. in 2015, including the northern loop of the Maine Power Reliability Program, and the South Terminal Redevelopment Project for Denver International Airport.

While our 2015 year-end backlog increased nearly 4 % over 2014, it does not include two significant projects that were awarded early in 2016.

Our T&D Division won the MVP 16 project for MidAmerican, which is an Engineer, Procure and Construct Project, or EPC Project, that consists of an approximately 32 miles of double circuit 345 transmission line from Oak Grove, Illinois, to Galesburg, Illinois. This project is scheduled to complete in late 2016.

In Denver, our C&I group was awarded a major contract to bring the new, million-square-foot Denver Veteran’s Medical Center to completion, which is anticipated to complete in January of 2018. This project award demonstrates the confidence we have earned in the industry for successfully completing large, complex projects.

Looking ahead, we remain optimistic about future growth prospects for both our T&D and C&I segments. We are encouraged by a number of recent industry events related to favorable regulatory developments, forward progress on planned major projects, and new capital spending announcements by utilities.

Competitive transmission solicitations spurred by the FERC 1000 ruling continue to come to market and MYR Group has been, and will continue to actively pursue these opportunities.

In January of this year the California Independent System Operator announced that DesertLink, LLC, a subsidiary of L.S. Power, was selected as the approved project sponsor to develop, construct, own and operate a 500 KV electric transmission project. The economically-driven Harry Allen to Eldorado project includes approximately 60 miles of transmission line connecting these substations operated by NV Energy and Southern California Edison, and the in-service date is targeted for 2020. MYR Group teamed with L.S. Power as the project constructor for the proposal to Cal-ISO, and we anticipate DesertLink will seek final contracts to be placed during 2016 or 2017.

Also on the regulatory front, while the Clean Power Plan, or CPP, was recently issued a stay by the US Supreme Court, we believe the implementation of state-level mandates will continue to drive the need for additional transmission to deliver new generation of natural gas and renewable energy resources to load centers. States such as California are aggressively moving towards an increase in renewable energy production, as evidenced by Governor Jerry Brown’s signing of Senate Bill 350, which will require the state to generate 50% of its electricity from renewable resources by 2030. MYR Group has a strong operational presence throughout the West, and we anticipate several new opportunities for construction projects as western states aim to increase their renewable generation resources.

Another positive development is the recent congressional approval of the five-year Production Tax Credit and Investment Tax Credit to help stimulate investment in wind and solar generation. As a result, we believe MYR Group stands to benefit from an increase in these projects as wind and solar resources are generally located in remote areas, and require additional transmission to help deliver these resources to market.

From a major project planning standpoint, announcements in the fourth quarter regarding several large transmission projects throughout the Midwest, Northeast and Texas indicate progress in the planning and permitting stages, which is a positive sign they may be moving one step closer to construction in coming years.

In the Midwest, Minnesota Power recently announced they have been given their final environmental impact report for their Great Northern Transmission Line, which will consist of 220 miles of 500kV transmission, and is valued between $558 and $710 million. The ruling paves the way for the Minnesota PUC to issue a route permit on the project. We have a long and established presence working in this region, and have completed a number of major transmission projects throughout this area, ranging from the CAPX 2020 in Minnesota, North Dakota, South Dakota and Wisconsin, to the recently completed Antelope Valley Station to Judson 345kV transmission line in North Dakota for Basin Electric Cooperative. The depth of experience positions us well for future opportunities due to our familiarity with a wide variety of project considerations unique to this region.

In late 2015, the New York Public Service Commission announced a public policy need to build new 345kV transmission facilities to cross central, east, and upstate New York to allow for more transmission capacity to move power from upstate to downstate regions. New York regulators believe this approval is an important first step in addressing aging infrastructure and strengthening the reliability in upstate New York. As a result, MYR Group stands to benefit due to our experience on projects for a variety of utility clients in this region as well as through our recent acquisition of E.S. Boulos, which has bolstered our capabilities in the Northeast.

In the fourth quarter, several utilities and transmission operators announced increase in investment plans to build additional transmission and distribution, which also indicates that, overall, T&D market is poised to remain strong over the next several years.

One of our largest clients, American Electric Power, announced they will be increasing their planned capital expenditures by $1 billion per year in 2017 and 2018, to $5 billion annually in those years, citing that the increased investments will enable the company to put money to work on behalf of customers for needed infrastructure, including transmission.

PJM, the transmission operator in the Northeast and Mid-Atlantic, announced their board has approved $490 million in regional transmission project aimed at resolving reliability violations and boosting market efficiency.

In 2015 we experienced steady, broad-based growth in our distribution business, primarily due to increased utility spending and improved market share. We continued to perform large portions of work through a number of long-term alliance agreements. We expect this positive growth trend to remain steady as the housing market improves, and the need to replace aging infrastructure and mitigate internal utility resource constraints remain key priorities. As a result, we look forward to increased opportunities related to these trends in both our established and new markets through 2016 and beyond.

Shifting to our C&I business, bidding and project activity continues to increase in the majority of our C&I regions. The healthcare markets throughout Colorado and Arizona remain strong, which led to awards for design-assist healthcare projects, including the Banner University Hospital Tower in Tucson and the expansion of the St. Francis Hospital in Colorado.

Large transportation and airport projects are also in the pipeline throughout the Western United States. Due to our vast experience in this area, we've secured teaming agreements with several strong civil contractors in order to pursue public-private partnerships. Our reputation for quality and data center work has allowed us to explore expansion into new geographic territories while the execution of projects in our traditional markets remains consistent. Sizeable aerospace opportunities are also reaching final design and bidding opportunities are forthcoming.

Meanwhile, as water storage and water treatment concerns continue to increase across the west, opportunities have emerged in many of our operating regions. Due to our successful track record on complex water structures, we’ve placed a high priority on further developing our project management resources to capture work in this market. Finally, the hospitality industry is building momentum in Nevada and Colorado as new ventures are on the planning horizon.

In Seattle, we are building a quality base of operations, while bidding, winning and executing new work. We were recently awarded a new project, where our C&I and T&D groups will be jointly performing work.

In closing, current and planned spending by utilities and transmission developers remain at historic highs in our T&D markets, and the actions we’ve taken throughout 2015 demonstrate our commitment to ensuring MYR Group is poised to capture and successfully execute every opportunity entrusted to us.

Thanks, everyone, for your time today. I’ll now turn the call back to Bill, who’ll provide us with some closing comments.

William A. Koertner – MYR Group Inc. - Chairman, President and Chief Financial Officer

Thank you for the update, Rick.

In conclusion, we closed our 2015 with record revenues, increased backlog, and maintained a strong balance sheet. We continued our organic growth strategy in our T&D and C&I segments and closed on the acquisitions of E.S. Boulos Company and High Country Line Construction. We also further enhanced our share repurchase program and modified our capital allocation strategy.

By expanding organically and through acquisitions, refining our capabilities for the improvements of the nation electrical infrastructure, and maintaining financial strength and liquidity, we are positioning MYR Group for long-term profitable growth, providing meaningful careers for our employees, and increasing shareholder value. We are excited about 2016 and believe we can effectively meet the challenges of being a low-cost, high-value service provider to our customers.

MYR is a people business. We are committed to provide our people with the best tools and training, and strive to ensure our employees are valued and empowered to grow the business, and are motivated to advancement of their careers at MYR. These efforts have resulted in stable, long-term employees that enhance our safety performance and serve as a powerful resource to innovate and customize solutions for our clients in an increasingly competitive market.

Before the -- I open the call up for Q&A, I want to reiterate that today’s call is about our results, and I ask that you keep your questions and comments focused on that topic.

To conclude, on behalf of Betty, Rick and myself, I sincerely thank you for joining us on the call today, and for your ongoing confidence in MYR Group. I look forward to updating you on our progress next quarter.

Operator, we are now ready to open the call up for comments and questions.

Operator

Thank you. Ladies and gentlemen, if you have a question or comment at this time, please press * and then the 1 key on your touch-tone telephone. If your question has been answered or you wish to remove yourself from the queue, please press the pound key. Our first question comes from the line of Tahira Afzal of KeyBanc. Your line is now open.

TAKE QUESTIONS

Tahira Afzal – KeyBanc Capital Markets

Thank you very much. And Bill and Betty, congrats on a good quarter, given everything.

William A. Koertner – MYR Group Inc. - Chairman, President and Chief Financial Officer

Thank you.

Betty R. Johnson – MYR Group Inc. - Senior Vice President, Chief Financial Officer and Treasurer

Thank you.

Tahira Afzal – KeyBanc Capital Markets

First question is really in regard to what Rick said -- that, look, our backlog is up 4% but we've booked a couple of projects since the quarter closed. So, you know, as you look to 2016, are we at a -- you know, do you think you're at a point where you can potentially say that you can do sort of high-single-digit revenue growth this year, as you look out right now?

William A. Koertner – MYR Group Inc. - Chairman, President and Chief Financial Officer

Tahira, as you know, we don't provide revenue guidance. We're, you know, optimistic about 2016 and '17. You know, there are opportunities in front of us to bid. The market remains extremely competitive. That really hasn't changed since we reported last November. So, the market remains tight and really, still, perhaps a oversupply of contract or resources. We definitely need some of these -- more of these big projects to be let and, you know, we're chasing a number of them, as well as our competitors are. So, Rick, do you have anything you want to add?

Richard S. Swartz – MYR Group Inc. - Senior Vice President and Chief Operating Officer

I don't have anything to that, Bill.

William A. Koertner – MYR Group Inc. - Chairman, President and Chief Financial Officer

Okay.

Tahira Afzal – KeyBanc Capital Markets

Rick, you put Bill in a tight spot to keep himself from saying anything more. So, the second question is, you know, I -- you obviously did pretty decent margins in the fourth quarter -- you know, post a choppy quarter. So, Bill, how should we -- and Betty -- how should we look at your gross margin line? Should we look at the fourth quarter as more, you know, reflective of what you see, or should we look at the entire year as a better idea of what's going to happen?

Betty R. Johnson – MYR Group Inc. - Senior Vice President, Chief Financial Officer and Treasurer

I think, Tahira, as we've kind of talked about in the past to -- we need to -- we don't give specific guidance on our margins, as Bill commenting just a little bit ago, and in the past. But overall margins -- you know, looking at them from a longer-term perspective, excluding some of the years of the high volume, like in the 2013 period, with specifically on our, you know, C&I business in that market, and we're not seeing much in the way of changes in the margin from a bidding perspective.

As we've talked about in the past, C&I being somewhere in the gross margin level of 6% to 8% -- not really changing. And, you know, distribution market -- 8%; 10%; 11% in good times. Transmission a little bit higher. Those, of course, are our gross margins bid, and we typically do everything we can to control the risks and our cost to manage that and improve that, as you see the overall margins improving, you know, from there. But, you know, we continue to see a tight bid market, as Bill just referred to when we were talking about revenue.

Tahira Afzal – KeyBanc Capital Markets

Got it. Okay. Betty, that's actually helpful enough. Just to clarify, would that be segment margins that you're giving the guidance for, or gross margins?

Betty R. Johnson – MYR Group Inc. - Senior Vice President, Chief Financial Officer and Treasurer

Gross margin.

Tahira Afzal – KeyBanc Capital Markets

Got it. Okay. Thank you, (inaudible).

Betty R. Johnson – MYR Group Inc. - Senior Vice President, Chief Financial Officer and Treasurer

(Inaudible). Uh-huh.

William A. Koertner – MYR Group Inc. - Chairman, President and Chief Financial Officer

Tahira, I have one thing to add to Betty's comments. Every quarter, including this last quarter, we always, you know, tell our investors and sell-side analysts what was unusual, and we quantify that at the gross margin level. So, as you and your analyst team go back and look at MYR historically, every quarter we're trying to quantify and inform you what we thought was unusually good or unusually bad during the quarter so you can normalize historical results. And I think those long-term historical normalized results are probably the best measure you have on margins going forward.

Tahira Afzal – KeyBanc Capital Markets

That's helpful, and thank you for that. And I'll hop back in the queue.

William A. Koertner – MYR Group Inc. - Chairman, President and Chief Financial Officer

All right. Thanks.

Betty R. Johnson – MYR Group Inc. - Senior Vice President, Chief Financial Officer and Treasurer

Thanks.

Operator

Thank you. Our next question comes from the line of Adam Thalhimer of BB&T. Your line is now open.

William A. Koertner – MYR Group Inc. - Chairman, President and Chief Financial Officer

Good morning, Adam.

Adam Thalhimer – BB&T Capital Markets

Hey, good morning.

William A. Koertner – MYR Group Inc.- Chairman, President and Chief Financial Officer

Good morning, Adam.

Adam Thalhimer – BB&T Capital Markets

The MVP job -- is that under your $50 million threshold for releasing that separately?

Richard S. Swartz – MYR Group Inc. - Senior Vice President and Chief Operating Officer

We don't have a set amount on what we release on. Usually we give -- as far as releasing separate, it's due to the customer or the requirements they have -- everything else. So, we don't release that, but we do reflect it in the quarter in which it's received in our backlog. So, those numbers will be added into our backlog going forward.

Adam Thalhimer – BB&T Capital Markets

Okay. And then trying to understand the DesertLink job, that's -- can you just repeat that about -- that's not a signed contract? That's something that could get signed this year?

Richard S. Swartz – MYR Group Inc. - Senior Vice President and Chief Operating Officer

L.S. Power was awarded that project. They're still working through the final agreements with Cal-ISO and working through that side of it. So, we're teaming with them. We've been teamed with them since it was in the design stage and we went after that project together. So, when they receive their contract, we will receive ours. It's just the timing of that award, whether it comes in '16 or '17.

Adam Thalhimer – BB&T Capital Markets

Got it. Okay. And then, I mean, Bill, I feel like we can always -- and I know that you -- there's been some competitors have been bidding perhaps more aggressively than you traditionally would. And you -- we've always been able to trust you in terms of not cutting your bids to -- just to win work. I mean, as you start to book some larger projects here, which is great to see, can we continue to trust that you're being disciplined on those bids?

William A. Koertner – MYR Group Inc. - Chairman, President and Chief Financial Officer

We're -- definitely intend to remain disciplined on the bidding. You know, my goal is, you know, in investor relations, to be a credible source of information for all of our investors and sell-side analysts, and give you a realistic view of what the market is currently, and expectations going forward.

But, you know, we're constantly refining our bid review process, focusing on what risks are inherent in each opportunity, and make sure we talk about those; try to mitigate them through contractual language, or shift risk back to the owner, or shift risk to subcontractors. Or, in the case where we retain the risk, which is often the case, try to make sure we, you know, price that appropriately. So, I think the discipline towards our bidding -- there's -- nothing changed that. We obviously try to get better at it, but we don't want to go backwards.

Adam Thalhimer – BB&T Capital Markets

Okay. Great. Thank you.

Operator

Thank you. And our next question comes from the line of John Rogers of D.A. Davidson. Your line is now open.

John Rogers – D. A. Davidson & Co.

Hi. Good morning.

William A. Koertner – MYR Group Inc. - Chairman, President and Chief Financial Officer

Good morning, John.

Richard S. Swartz – MYR Group Inc. - Senior Vice President and Chief Operating Officer

Good morning.

Betty R. Johnson – MYR Group Inc. - Senior Vice President, Chief Financial Officer and Treasurer

Good morning.

John Rogers – D. A. Davidson & Co.

Morning. A couple of things. The -- first of all, for 2015 or the fourth quarter, can you give us a sense what the organic growth was for each of the segments ex the acquisitions?

William A. Koertner – MYR Group Inc. - Chairman, President and Chief Financial Officer

Let me start, and Betty can chime in. The one acquisition of High Country Line was not completed until I think, like, late November. So, virtually no revenue could be associated with that one. The acquisition of E.S. Boulos closed some time in April. And we, you know, obviously don't report revenues from individual subsidiaries. But we did report, you know, that it's a, you know, $70, $80 million annual run rate contractor. So, I think you could probably impute from that what kind of revenues might be assigned to an eight-month operating period.

John Rogers – D. A. Davidson & Co.

Well, I appreciate that, Bill, I mean, but, you know, with the seasonality and all -- I'm just trying to figure out if the T&D business was growing organically as you closed out '15.

William A. Koertner – MYR Group Inc. - Chairman, President and Chief Financial Officer

Well, I don't know what more I could add. You know, I think I've given you a hint on how to adjust for E.S. Boulos, and I really don't know that I have anything more to add.

John Rogers – D. A. Davidson & Co.

Okay.

Richard S. Swartz – MYR Group Inc. - Senior Vice President and Chief Operating Officer

And Boulos does do part -- both C&I and T&D work. So, it is a combination company.

Betty R. Johnson – MYR Group Inc. - Senior Vice President, Chief Financial Officer and Treasurer

Correct.

John Rogers – D. A. Davidson & Co.

Right.

Betty R. Johnson – MYR Group Inc. - Senior Vice President, Chief Financial Officer and Treasurer

And so -- and it was growing. It's kind of offset by some of those very large projects that just -- that completed in early 2015 or in late 2014.

John Rogers – D. A. Davidson & Co.

Okay. And then, in terms of your comments relative -- especially the large transmission projects and, you know, the higher -- highest-margin work, it sounds like a lot of the bidding activity -- some of -- much of the very large projects are out, are bidding this year, 2016, for execution in '17, '18; beyond. Am I understanding your comments correctly?

Richard S. Swartz – MYR Group Inc. - Senior Vice President and Chief Operating Officer

They are, but there's other projects that are bidding, you know, that continue to have a rollout if you take the -- Ameren's Illinois River project, it was basically a large project that was split into 20 -- I believe 20-some jobs. And it's been, you know, given out to contractors to keep that project moving. So, there's other projects out there that we see starting this year, late year, on the large side. So, Dominion has some work coming up; a few other clients. So, we do see some large projects that are continuing to come to market project, or at least we project they will. I just truly wish we had control over the release of them.

John Rogers – D. A. Davidson & Co.

Sure. Okay. I guess -- but in terms of the – you know, the margins that we've seen kind of declining over the past, you know, two years, are you comfortable yet that we're at a bottom there? This is ultimately what I was trying to get to.

Richard S. Swartz – MYR Group Inc. - Senior Vice President and Chief Operating Officer

I'll go back to Bill's comments earlier. I mean, we refine our process on our bidding. We try to make sure we understand the costs and the risk going forward, and really focus on our cost. At that point we try to the margin we feel we can capture the job at. That's a business decision that we can make. But if you don't understand your cost upfront, the margin's never going to make the difference.

John Rogers – D. A. Davidson & Co.

Sure.

Richard S. Swartz – MYR Group Inc. - Senior Vice President and Chief Operating Officer

So, whether we're, you know, a percent or -- higher or lower on our bid margin, a lot of that's associated with the risk we have and we carry forward, as Bill says, whether it's us, the owner, or whether it's transferable to subcontractors. So, we spend a great amount of time with our team, training and refining that process and trying to make the right business decisions.

Betty R. Johnson – MYR Group Inc. - Senior Vice President, Chief Financial Officer and Treasurer

And if I can just add, is -- you know, you talk about the margins declining in the last -- from the last couple of years. As I think Bill and Rick have talked about quite a bit in the past, this 2013 and 2014 were the unusual exception years from a margin perspective, with all the work that was out there. And, you know, thinking about margins overall for the -- over the longer period of time would be the better perspective. More of -- this being a little bit closer to the norm than the '13 and '14.

John Rogers – D. A. Davidson & Co.

Okay. And Betty, that's what I was trying to get to. I mean, do we think we're -- we've stabilized here and we're in line with those norms? Because, you know, the numbers that you mentioned earlier in terms of the goals -- I mean, it seems as if we're still at the lower end of those ranges in -- at least in 2015 and --

Betty R. Johnson – MYR Group Inc. - Senior Vice President, Chief Financial Officer and Treasurer

Yes. To be clear, (inaudible).

John Rogers – D. A. Davidson & Co.

And then you've also said that, you know, the larger -- more projects are really being executed out into '17, which I assume offer the highest margins. But then, you know -- and Bill, you also commented that bidding activity is active. So, I'm just trying to think about all those different factors.

Betty R. Johnson – MYR Group Inc. - Senior Vice President, Chief Financial Officer and Treasurer

Yes. And just to be clear, when I was talking about those margins, the qualifier -- that's what we've bid at. And we typically do, you know, a lot of work to make sure we're controlling the cost, as Rick was referring to, and our risk. And you'll see historically, we do -- we make improvements upon that as we execute on the jobs. But that's how it's bid, because the overall margins that you see historically, including this past year, are higher than those bid margins from execution.

John Rogers – D. A. Davidson & Co.

Okay. Thank you for that. And one more, if I could, I guess, Betty. The -- in terms of the property and equipment that you had at year end, how much more of that can you put out on lease, and still control what you need to?

William A. Koertner – MYR Group Inc. - Chairman, President and Chief Financial Officer

I think maybe I'll answer that. You know, you can lease virtually everything. That's not the most cost-effective approach. So, as we're deciding what it is we want to lease and what it is we want to continue to own, certainly the things that we think have greater potential for increasing the residual value -- we'll try to own those, or lease that equipment with options to buy it so we can hang on to that potential -- not appreciation, because clearly it's going to go down in value as physical utility of the equipment goes down. But some things hold their value a lot better than others. And so, we're trying to lease the things that make sense and buy the things that make sense. But, you know, theoretically you can lease anything.

John Rogers – D. A. Davidson & Co.

Okay. But, Bill, as you think about the business and where you are, I mean, is it a -- I mean, you've got, what, $160 million of equipment. And, I mean, could you lease out half that?

William A. Koertner – MYR Group Inc. - Chairman, President and Chief Financial Officer

Well, over time, you could. You know, that would be possible. But, you know, there would be an impact on your gross margin.

John Rogers – D. A. Davidson & Co.

Right.

William A. Koertner – MYR Group Inc. - Chairman, President and Chief Financial Officer

So, that financing cost inherent in that lease, giving the tax benefits to the lessor as opposed to keeping them yourself -- that would, you know, have an impact on your margin. So, you know, leasing is no panacea.

John Rogers – D. A. Davidson & Co.

Sure. But I -- just as the way you think about balancing the business. Okay.

Betty R. Johnson – MYR Group Inc. - Senior Vice President, Chief Financial Officer and Treasurer

Yes. And when we look at our go-forward capital expenditures, the ability to lease half of it, when we look at our mix of equipment, is doable.

William A. Koertner – MYR Group Inc. - Chairman, President and Chief Financial Officer

Also add that, you know, our decision to lease is more of a leveraging decision -- capital structure management. We're not in a situation where we can't use tax benefits. We -- you know, we can, you know, efficiently use tax benefits, so that might be a motivator for others that engage in leasing but that would not be a big factor for ourselves.

John Rogers – D. A. Davidson & Co.

Okay. Thank you very much. Appreciate the help.

William A. Koertner – MYR Group Inc. - Chairman, President and Chief Financial Officer

Okay. Thanks, John.

Operator

Thank you. Our next question comes from the line of Dan Mannes of Avondale Partners. Your line is now open.

William A. Koertner – MYR Group Inc. - Chairman, President and Chief Financial Officer

Good morning, Dan.

Dan Mannes – Avondale Partners, LLC

Thanks. Good morning, everyone.

Richard S. Swartz – MYR Group Inc. - Senior Vice President and Chief Operating Officer

Morning, Dan.

Dan Mannes – Avondale Partners, LLC

Couple of quick followup questions. First, congratulations on both MVP and -- MVP 16 and Harry Allen to Eldorado. On MVP 16, this is an EPC. Is this -- are you taking any kind of long-term warranty exposure here? I know some of the developers look for that in the EPC bids.

Richard S. Swartz – MYR Group Inc. - Senior Vice President and Chief Operating Officer

It does have some warranty exposure. A lot of that, we've transferred to our partners on this project. Plus, we've accepted a certain amount, but we do have experience with that with MVP and a track record for what we've accepted in the past. And this is similar to that, so we understand the cost of that warranty provision.

Dan Mannes – Avondale Partners, LLC

Got it. I just know that had been an issue for you guys at some points with certain developers.

Switching over to your CapEx plan and utilization, can you -- I may have missed it if Betty said it -- what the 2016 CapEx plan is, number one, in terms of total dollars. And number two, can you comment on where utilization is right now, and if there really is a need at this point to be increasing your fleet? Because I know utilization's been an issue the last, you know, several quarters.

Betty R. Johnson – MYR Group Inc. - Senior Vice President, Chief Financial Officer and Treasurer

Yes. I didn't talk about the exact level of 2016 outside of the fact that it would probably be down from our historical levels, with the fact that we would use alternative financing for some of our equipment needs. So, the needs are still there, assuming the market, you know, comes through with the jobs that we're looking at. And we only purchase something at the point in time that we know we need it, with anticipation of the level of equipment needs would be similar. But a portion of it would be leased.

Richard S. Swartz – MYR Group Inc. - Senior Vice President and Chief Operating Officer

And Dan, you can't just -- we can't just shut off CapEx spend when it comes to equipment completely. We've got upgrades we've got to do. We've got equipment that wears out. Light-duty pickups -- a lot of that stuff. So, we've got to continue to invest to be able to do the work productively. So, there's a certain amount of that, that comes down to, whether you're calling it replacement or maintenance amounts, part of your CapEx goes to that.

Dan Mannes – Avondale Partners, LLC

Understood. And we would expect you would maintain that level. It just seemed like you'd been growing your fleet on average the last couple of years, and I was wondering if there was maybe an opportunity to at least slow the growth, given the utilization.

Richard S. Swartz – MYR Group Inc. - Senior Vice President and Chief Operating Officer

No. We try to balance it. I think our goal is to get enough business that we can continue to grow our Company. That's our goal. But we balance the fleet in accordance with the work we have on hand. Bill?

William A. Koertner – MYR Group Inc. - Chairman, President and Chief Financial Officer

Well, one thing -- it was kind of unusual this past year, where we spent quite a bit of money on real estate and then we talked about that on the last call. We had a situation where we had three business units operating in the same region, some operated under -- in owned facilities; others operated in rental facilities. And we consolidated those operations, which overall will result in a lower long-term cost, and give us a more productive facility to work out of.

I don't anticipate that we'll have anything of that magnitude on the real estate front going forward. We probably still have to do some upgrades and improvements to some of our facilities. But, at least right now, we're not aware of any new buildings that would be, you know, comparable to what we did last year.

And on the fleet side, our -- you know, our fleet utilization had declined but it appears to have kind of stabilized now. We'd like to see that fleet utilization, you know, go back to the 2013 levels, and we get a bunch of big projects. That's very possible that will happen. But it does appear that utilization of the fleet has stabilized.

Dan Mannes – Avondale Partners, LLC

Got it. Two more quick questions, if you'll indulge me. First, as it relates to the buyback -- I mean, the size of the buyback program has grown dramatically. I think you did, what, $27 million, roughly, during '15. But you have over three times that amount of authority. You know, given your float and the trading liquidity, how do you realistically execute it, given the size of the program? Or is this something we just have to assume is going to take a long time to work out?

William A. Koertner – MYR Group Inc. - Chairman, President and Chief Financial Officer

I mean, we, you know, certainly have, you know, guidelines from our financial advisor. We've spent a lot of time talking about the size of the program. You can engage in open market purchases, and there are certain parameters or limits provided by the SEC. But we could significantly ramp it up over the historic pace we've been on for the last couple of quarters. So, I think you could, you know, look at the last couple of quarters, at the pace, and assume that would increase. And you could extrapolate how long it would, you know, take to use the added authorization. But I wouldn't say it's, you know, a long time. It's something that should be done within a year.

Dan Mannes – Avondale Partners, LLC

Okay. Got it. And the final question is on the competitive environment. You know, obviously, some of the key players are -- have been around and will continue to be around. But we've seen, particularly, some of the foreign players who had been aggressive in the market, backing off. Have you seen the impact of maybe their departure on more recent bids? Is that something that maybe makes you a little bit more enthusiastic about the margin environment?

Richard S. Swartz – MYR Group Inc. - Senior Vice President and Chief Operating Officer

I haven't seen them completely depart. I've seen maybe a pullback from a couple of them. I see them remain right now. I guess time will tell on whether they remove themselves completely and what their overall financial position ends up being.

Dan Mannes – Avondale Partners, LLC

So, at this point, it hasn't really helped you out yet.

Richard S. Swartz – MYR Group Inc. - Senior Vice President and Chief Operating Officer

I -- it -- I haven't seen them pull out. I mean, I'll go back to -- I haven't seen them completely remove themselves. I've seen them not be on some bid lists, but I haven't seen them completely pull out. And like I said, I think their financial position and where they're at today, and going forward, will state whether they stay here or not.

Dan Mannes – Avondale Partners, LLC

Okay. Thank you very much.

Operator

Thank you. And our next question comes from the line of Min Cho of FBR Capital Markets. Your line is now open.

Min Cho – FBR & Co.

Great. Good morning.

William A. Koertner – MYR Group Inc. - Chairman, President and Chief Financial Officer

Good morning, Min.

Betty R. Johnson – MYR Group Inc. - Senior Vice President, Chief Financial Officer and Treasurer

Good morning.

Min Cho – FBR & Co.

Just a couple of questions here. The six new offices that you started up in 2015 -- were they all tied to the T&D business?

Richard S. Swartz – MYR Group Inc. - Senior Vice President and Chief Operating Officer

No. They were a mixture.

Min Cho – FBR & Co.

Okay. A mixture?

Richard S. Swartz – MYR Group Inc. - Senior Vice President and Chief Operating Officer

Yes.

Min Cho – FBR & Co.

Okay. And are any of the offices housing, you know, both services? Or they're separate?

Richard S. Swartz – MYR Group Inc. - Senior Vice President and Chief Operating Officer

Yes, a couple of them are housing both services.

Min Cho – FBR & Co.

Okay. Do you have any expectations for more in 2016 as of right now?

Richard S. Swartz – MYR Group Inc. - Senior Vice President and Chief Operating Officer

We're continually looking. I look at every market out there. Our people continually bring us business plans on where we can expand; where our clients want to go. There's nothing I'd like more to be able to combine both of our operations into one facility. If there's a growth prospect that'll take our C&I and T&D capabilities into that, I'd like that because you're cutting down on your SG&A; you're sharing expenses; you're doing a lot of stuff to help grow the business. Sometimes the clients don't quite work out that way, but once we're in an office we definitely try to pursue both opportunities. So, as a company, our marketing group hits that, and our management group hits those customers on both sides because of our capabilities.

William A. Koertner – MYR Group Inc. - Chairman, President and Chief Financial Officer

I guess -- and I'd add, you know, rest assured, we put together business cases before we open up an office. We're not in a competition to see how many offices we could open. We want solid business cases with business plans, with people, and we -- you know, when Rick's operating, people float ideas and try to sell those things. It's Rick's job, and my job, and Betty's job, to scrutinize how realistic are those plans. And we're willing to invest some money in the way of startup costs, because they're probably not going to be profitable from the beginning. But we are trying to be a very disciplined user of shareholder capital and open offices where it makes good long-term sense.

Min Cho – FBR & Co.

Okay. That makes sense. Betty, in -- when you were talking about gross margins, especially in the fourth quarter, you talked about labor constraints and some excessive labor turnover. Is that more project-specific or is there something else that you're kind of seeing on the labor side?

Betty R. Johnson – MYR Group Inc. - Senior Vice President, Chief Financial Officer and Treasurer

That was just very specific projects that we experienced -- not holistic. It was select jobs.

Min Cho – FBR & Co.

Okay. And then just final question: in terms of weather so far in the first quarter, you know, for the markets that you're currently in, do you see a big difference between, you know, so far this quarter versus what we saw last year?

Richard S. Swartz – MYR Group Inc. - Senior Vice President and Chief Operating Officer

The weather is something that -- I mean, it -- some of these areas that are warmer than anticipated right now, frost is coming out of the ground quicker than we anticipated, so we see some impacts on that side. Other areas, we're seeing better work. So -- I mean, better work environments. So, we see an improvement. It's a balancing act when it comes to weather.

Min Cho – FBR & Co.

Okay. But nothing stands out. There's nothing too different.

Richard S. Swartz – MYR Group Inc. - Senior Vice President and Chief Operating Officer

Not too different right now. As --

Min Cho – FBR & Co.

Okay. Actually, and -- okay. And then one more question. In terms of acquisitions, obviously you'll continue to pursue acquisitions but, just based on the books and kind of based on what you're seeing now, do you expect anything for 2016?

William A. Koertner – MYR Group Inc. - Chairman, President and Chief Financial Officer

We're definitely looking at some transactions, Min, and nothing, I would say, is imminent. But, you know, we're constantly looking at opportunities. And some of those opportunities are because some contractors are maybe in a little distress. So, there are opportunities that are maybe different than the ones that would have been available two years ago. So, we're, you know, constantly looking and, again, trying to be disciplined with, you know, how we approach them.

Min Cho – FBR & Co.

Okay. Great. Thank you very much. Good luck.

Betty R. Johnson – MYR Group Inc. - Senior Vice President, Chief Financial Officer and Treasurer

Thank you.

Richard S. Swartz – MYR Group Inc. - Senior Vice President and Chief Operating Officer

Thank you.

Operator

Thank you. Our next question comes from the line of William Bremer of Maxim Group. Your line is now open.

William Bremer – Maxim Group

Good morning, Bill, Betty and Rick.

William A. Koertner – MYR Group Inc. - Chairman, President and Chief Financial Officer

Good morning.

Betty R. Johnson – MYR Group Inc. - Senior Vice President, Chief Financial Officer and Treasurer

Good morning.

William Bremer – Maxim Group

Rick, I appreciate the commentary on water and water treatment opportunities. We are definitely hearing it throughout the field. Can you just enlighten us -- give us a little bit more about your capabilities there and your capacity -- what you are seeing, and what type of jobs you're looking at right now?

Richard S. Swartz – MYR Group Inc. - Senior Vice President and Chief Operating Officer

I would say primarily in three areas: Colorado, Arizona, and then when you go to Washington State, we're seeing quite bit of opportunities there. It continues to be aging infrastructure. Our capabilities on that side is, we do the -- we do all the C&I work associated with it. We also do communication work inside that, or low-voltage work. So, we do a lot of that work internal. We've been doing it for years, in both the Colorado and Arizona market. We've gone outside of those to follow certain contractors, and we see those same opportunities because of the aging infrastructure in other areas, and we'll continue to follow that.

William Bremer – Maxim Group

Is there going to be a need to maybe position some additional CapEx for that end market, or is that not necessary?

Richard S. Swartz – MYR Group Inc. - Senior Vice President and Chief Operating Officer

Not too much CapEx on that side, or C&I side. I mean, it's relatively limited compared to our T&D side as far as CapEx investment. Now, if we do have to, you know, get facilities -- do stuff that way, there could be some CapEx spend, if we have the right opportunities, as Bill said, to go into and marry them. But those are heavily vetted out through our process between Bill, Betty and myself to make sure that opportunity's long-term.

William Bremer – Maxim Group

Okay. Great. And Betty, for you, just two blocking and tackling questions, one being on overall corporate expenses for 2016. Are we to assume that we maintain these levels? And secondly, the overall tax rate going forward, given the mix of what you're seeing in terms of the projects for bookings.

Betty R. Johnson – MYR Group Inc. - Senior Vice President, Chief Financial Officer and Treasurer

Yes. It's saying from an expense perspective, just like Bill talks about us normalizing our margins, in SG&A you can see some of the things that are the unusual items. And, you know, you're taking those items out and just overall, when it comes to our -- as a percent, expenses continuing at a fairly normal pace, growing with the growth of the Company. And as far as -- sorry, what was the second piece of the -- ?

William Bremer – Maxim Group

Tax rate, please.

Betty R. Johnson – MYR Group Inc. - Senior Vice President, Chief Financial Officer and Treasurer

Yes, the tax rate. Can't tell you exactly; look at it more on the annual basis, and from the 2015 annual rate versus the fourth quarter is a little bit more normal. And, you know, of course that's always impacted by our mix that -- I can't project the exact mix of the states that we'll be in, in this coming year.

William Bremer – Maxim Group

So, you're saying to utilize sort of a blended rate between the fourth quarter and the end of '15, where you guys ended up on a fiscal year?

Betty R. Johnson – MYR Group Inc. - Senior Vice President, Chief Financial Officer and Treasurer

More of the full '15. 2015 blended rate, versus the fourth quarter and '15, just looking at that full-year picture.

William Bremer – Maxim Group

Okay, Betty. Thank you. (Inaudible).

Betty R. Johnson – MYR Group Inc. - Senior Vice President, Chief Financial Officer and Treasurer

Yes. Again, it depends on where our mix is year by year.

William Bremer – Maxim Group

Sure. I understand.

Operator

Thank you. And our next question comes from the line of Tahira Afzal of

KeyBanc. Your line is now open.

Tahira Afzal – KeyBanc Capital Markets

Hi, folks. Just one last question. You know, how should we think about your SG&A run rate, given you're still expanding into some offices?

Richard S. Swartz – MYR Group Inc. - Senior Vice President and Chief Operating Officer

I would put it probably similar to our '15 run rate. I mean, everything -- if we see an opportunity, we'll continue to expand or seek those opportunities. But, you know, with that, as Bill said, we go into there -- we go into new areas with a market -- with a business plan, and we try to execute on that. If there's a delay in projects, it could increase our SG&A for a period of time. But we believe there's a solid business foundation in -- or we wouldn't have gone into those markets in the first place. So, right now, I would say it would be similar run rate to '15, and we'll monitor it closely.

Tahira Afzal – KeyBanc Capital Markets

Bye, Rick.

William A. Koertner – MYR Group Inc. - Chairman, President and Chief Financial Officer

Tahira, one thing to add -- we have pulled out of some markets, too, where the work has dried up, and we are not hesitant to close offices if they're not justified. So, you know, not only are we looking to expand in locations where we think there are opportunities; we're always, you know, trying to shrink our occupancy expense to what we can support with our business. So, if we, you know, finish up a large job, or the client has a big cutback in its capital budget, you know, we don't stick around unless we feel it's going to pick back up in the near future. So, we're constantly looking at our offices to right-size it for the business we have.

Betty R. Johnson – MYR Group Inc. - Senior Vice President, Chief Financial Officer and Treasurer

Uh-huh. And just --

Tahira Afzal – KeyBanc Capital Markets

Got it.

Betty R. Johnson – MYR Group Inc. - Senior Vice President, Chief Financial Officer and Treasurer

-- Tahira, as I was mentioning previously, just kind of look at the SG&A and some of the commentary to normalize so that you get some of the one-time cost adjusted for.

Tahira Afzal – KeyBanc Capital Markets

Right.

Betty R. Johnson – MYR Group Inc. - Senior Vice President, Chief Financial Officer and Treasurer

And pass that. You'll see that, '14 and '15, our SG&A as a percentage is fairly consistent for the full year.

Tahira Afzal – KeyBanc Capital Markets

Got it. And that's what I wanted to clarify when Rick said same run rate. I assume it means as a percentage of revenues?

Betty R. Johnson – MYR Group Inc. - Senior Vice President, Chief Financial Officer and Treasurer

As a percentage of revenue, correct. Not on dollars, but as a percentage of revenues as we grow the business. The overhead will come with that and, you know, sometimes we have ability to leverage that more. But for the most part it's fairly consistent as a percentage of revenue.

Tahira Afzal – KeyBanc Capital Markets

Thank you, folks.

Operator

Thank you. And our next question comes from the line of John Rogers of D.A. Davidson. Your line is now open.

John Rogers – D. A. Davidson & Co.

Hi. Just one followup up. Bill, up in Canada, I mean, with the slowdown in the economy, especially Western Canada, the market opportunity up there -- has that changed for you?

William A. Koertner – MYR Group Inc. - Chairman, President and Chief Financial Officer

It's, you know, had a lot of changes in the last two years. But we still see opportunities there. But, you know, they're probably nowhere near as great as what people were projecting two years ago.

John Rogers – D. A. Davidson & Co.

Okay. And any other thoughts you might offer on, just regionally, how you're seeing the market? I mean, you made a couple of comments along the way. But I'm thinking more especially out over the next two years, in terms of the expected build on the transmission side?

William A. Koertner – MYR Group Inc. - Chairman, President and Chief Financial Officer

Yes. Certainly, there's still, I think, an ongoing ripple effect of what's happened to oil and natural gas prices. So, the areas of the country like Texas and Oklahoma -- I don't know that we have fully seen the -- you know, the ripple effect of that. But some markets are more robust than, you know, what they were a couple of years ago. So, you know, we operate in a lot of individual regional markets, and we're trying to allocate capital and people, you know, accordingly.

John Rogers – D. A. Davidson & Co.

Okay. Thank you.

Operator

Thank you. And I'm showing no further questions at this time. I'd like to hand the call back over to the MYR Group for any closing remarks.

William A. Koertner – MYR Group Inc. - Chairman, President and Chief Financial Officer

I'd like to thank everyone for participating on the call. We greatly value your input. So, if you have, you know, thoughts about the Company or the markets, we always enjoy hearing what you have to say.

I'd like to thank our management team and employees for the hard work. To produce $1 billion of revenue is, you know, quite an accomplishment, and I'm very proud of that. And I'm also very proud of the safety record that our groups have achieved this year, which is very important to winning and retaining business. So, I'm pleased with that. So, with that I'll close the call, and look forward to talking to everybody next quarter.

Operator

Ladies and gentlemen, thank you for participating in today's conference. That does conclude today's program. You may all disconnect. Have a great day, everyone.

END